Exhibit 99.1
Marathon Patent Group Secures $50 Million Long Term Financing

LOS ANGELES, CA--(Marketwired - Feb 3, 2015) - Marathon Patent Group, Inc. (NASDAQ: MARA) ("Marathon"), a patent licensing company, announced today that it has entered into a $50 million long term financing facility with funds managed by affiliates of Fortress Investment Group (NYSE: FIG).

"We continue to execute our business plan and are pleased with our 2014 achievements. We have proven to the market that we are able to build a diversified revenue-generating portfolio of IP assets.  In doing so, we are pleased to have entered into a financing relationship with Fortress which will allow Marathon to continue to grow through the acquisition of additional portfolios and assets that we believe will enhance shareholder value.”

“The facility provides $15 million of additional capital to our balance sheet with an additional $35 million available, while not materially affecting the ownership of our equity holders.  We continue to explore acquisitions and other partnering opportunities that can make a material difference to our operating results, particularly when managed in conjunction with our highly effective team of professionals and advisors” said Doug Croxall, Founder and CEO of Marathon.

Mr. Croxall continued “The Fortress Intellectual Property Finance Group has shown their depth of understanding of patent assets and recognized the great value of our patent portfolios in providing us with the new facility.”

About Marathon Patent Group:

Marathon is a patent acquisition and monetization company. The Company acquires patents from a wide-range of patent holders from individual inventors to Fortune 500 companies. Marathon's strategy of acquiring patents that cover a wide-range of subject matter allows the Company to achieve diversity within its patent asset portfolio. Marathon generates revenue with its diversified portfolio through actively managed concurrent patent rights enforcement campaigns. This approach is expected to result in a long-term, diversified revenue stream. To learn more about Marathon Patent Group, visit www.marathonpg.com.

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with $66.0 billion in assets under management as of September 30, 2014. Founded in 1998, Fortress manages assets on behalf of over 1,600 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

•	CONTACT INFORMATION

Marathon Patent Group

Jason Assad

678-570-6791

Jason@marathonpg.com